Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Live Oak Bancshares, Inc. (the “Company”) for the registration of additional shares of voting common stock relating to the Company’s Second Amended and Restated 2014 Employee Stock Purchase Plan, of our reports dated February 22, 2024, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Greenville, North Carolina
August 6, 2024